Exhibit 99.2

B. Riley Financial Appoints Tammy Brandt to its Board of Directors

LOS ANGELES, December 21, 2021 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley Financial” or “the Company”), a diversified provider of business advisory and financial services, today announced the appointment of Tammy Brandt to its Board of Directors.

Brandt is a seasoned legal executive with nearly two decades of experience advising companies on strategic matters including geographic expansion, business model transformation, M&A and complex commercial alliances, corporate governance, risk alignment, data security, and crisis situations.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, said: “Tammy has established a stellar reputation and proven track record advising public and private companies that focus on disruption and transformation in their respective industries. She is well-known for bringing high-energy and deep expertise to every facet of her work and we could not be more excited to welcome her as a valued member of our board.”

Brandt currently serves as Chief Legal Officer; Head of Business and Legal Affairs at FaZe Clan Inc., a leading gaming, lifestyle, and media platform, which recently announced plans to go public through a merger with B. Riley Principal 150 Merger Corp. (NASDAQ: BRPM), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial.

With her appointment, the number of directors on B. Riley Financial’s board increases to 10 members, including eight independent directors.

A champion of diversity and inclusion, Brandt devotes her time and voice to organizations that advance and empower students and underrepresented groups. She currently serves on the Lambda Legal West Coast Leadership Board and Cayton Children’s Museum Board, the latter as chair of the audit committee and as a member of the nominations and governance committee. She previously served as a mentor for the TGR Foundation.

Prior to joining FaZe Clan, Brandt served as Chief Legal Officer at Dreamscape Immersive. She previously served as Chief Corporate, Securities, M&A and Alliance Counsel at DXC Technology and its predecessor, Computer Sciences Corporation; and as General Counsel at ServiceMesh, Inc., an enterprise software company in the cloud management space. She began her career at leading global law firms, including Jones Day and Sheppard Mullin, where she executed complex transactions for private equity firms, investment banks, and public and private companies in a variety of sectors including entertainment, media and healthcare.

Brandt is a graduate of Notre Dame Law School, where she was Managing Editor of the Notre Dame Law Review, and graduated summa cum laude with a Bachelor of Science in economics and business administration from Bluffton University, where she was the captain of the women’s varsity basketball team. She also teaches business planning as an adjunct professor at Loyola Law School.

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. The Company operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services.

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	press@brileyfin.com
(212) 409-2424	(646) 885-5425

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Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY